Exhibit 12

                        CIT GROUP INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                ($ in millions)

                                                               For the Nine                        October 1, 2000
                                                               Months Ended      June 2 through        through
                                                              June 30, 2002      June 30, 2001       June 1, 2001
                                                              -------------      -------------       ------------
                                                                                  (successor)       (predecessor)

Net (loss) income ...........................................    $(6,109.9)         $ 71.2             $  241.4
Provision for income taxes . ................................        247.5            53.2                180.1
                                                                 ---------          ------             --------
Loss earnings before provision for income taxes .............     (5,862.4)          124.4                421.5
Fixed charges:
   Interest and debt expense on indebtedness ................      1,091.5           161.8              1,674.9
   Minority interest in subsidiary trust holding solely
      debentures of  the Company . ..........................         12.5             1.6                 12.8
   Interest factor-one third of rentals on real and
      personal properties ...................................         11.7             1.5                 11.9
                                                                 ---------          ------             --------
Total fixed charges . .......................................      1,115.7           164.9              1,699.6
                                                                 ---------          ------             --------
Total (loss) earnings before provision for income taxes and
   fixed charges ............................................    $(4,746.7)         $289.3             $2,121.1
                                                                 =========          ======             ========
Ratios of earnings to fixed charges .........................           (1)          1.75x                1.25x

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(1)   Earnings were insufficient to cover fixed charges by $5,862.4 million in the nine months ended June 30, 2002. Earnings for the nine months ended June 30, 2002 included a goodwill impairment charge of $6,511.7 million in accordance with SFAS 142, Goodwill and Other Intangible Assets."